Exhibit 5.2

November 23, 2005

Kerzner International Limited
Kerzner International North America, Inc.
Coral Towers - Executive Office
Paradise Islands, The Bahamas

Kerzner International Limited
Kerzner International North America, Inc.

6¾% Senior Subordinated Notes Due 2015

Form F-4 Registration Statement

Ladies and Gentleman:

I am Associate General Counsel for Kerzner International Limited, an international business company organized and existing under the laws of the Commonwealth of The Bahamas (“Kerzner International”), and as such have acted as counsel in connection with the filing by Kerzner International and Kerzner International North America, Inc., a Delaware corporation and a wholly owned subsidiary of Kerzner International (together with Kerzner International, the “Issuers”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of their 6¾% Senior Subordinated Notes due 2015 (the “New Notes”), which have been registered under the Act, for a like principal amount of the Issuers’ issued and outstanding 6¾% Senior Subordinated Notes due 2015 (the “Original Notes”).  The New Notes are to be issued pursuant to the indenture dated as of September 22, 2005, as amended by the first supplemental indenture dated as of September 22, 2005 (together, the “Indenture”), among the Issuers and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, I have examined originals, copies or certified copies (or otherwise identified to my satisfaction) of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

For the purposes of this opinion, I have assumed:

(a)           the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all such documents submitted to me as copies;

(b)           that such documents as are expressed to be governed by laws other than those of the Commonwealth of The Bahamas constitute legal, valid and binding obligations of each party thereto and are enforceable in accordance with their respective terms under the laws by which they are expressed to be governed;

(c)           the capacity, power and authority of each of the parties to execute, deliver and perform their respective obligations under all documents, other than Kerzner International and the subsidiaries listed on Schedule I hereto (the “Bahamian Guarantors”).

(d)           the due execution and delivery of all documents by or on behalf of each of the parties thereto other than Kerzner International and the Bahamian Guarantors; and

(e)           that the public records examined by me were at the time of my examination (which occurred not more than one week prior to the date hereof) up to date and accurate.

I am qualified to render opinions only as to the laws of the Commonwealth of The Bahamas applicable therein, and I express no opinion as the laws of any other jurisdiction.

Based upon and relying upon the foregoing (and subject to the assumptions and qualifications contained herein), I am of the following opinion:

1.     Each of the Indenture and the Registration Statement has been duly and validly authorized, executed and delivered by the Kerzner International and the Bahamian Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of the Issuers and the Bahamian Guarantors in accordance with its terms.

2.     The New Notes and the guarantees issued by the Bahamian Guarantors have been duly authorized by Kerzner International and the Bahamian Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of Kerzner International and the Bahamian Guarantors, enforceable against Kerzner International and the Bahamian Guarantors in accordance with their terms and entitled to the benefits of the Indenture.  In expressing the opinion set forth in this Paragraph 2, I have assumed that the form of the New Notes will conform to that included in the Indenture.

These opinions are subject to the following reservations:

Any judgment obtained against Kerzner International or any Bahamian Guarantor for liquidated amounts in civil matters, after due trial by a court of competent jurisdiction, and

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which is final and conclusive as to the issues in contention, is actionable in the Bahamian courts and is impeachable only on the grounds of (a) fraud, (b) public policy and (c) natural justice.

Such enforceability may be limited (a) by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application now or hereafter in effect, including without limitation, laws limiting or affecting the enforcement of creditors’ rights generally, (b) by the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and (c) by claims becoming barred under the Limitation Act or as claims may be or become subject to defenses of set-off or counterclaim.

The charge of a higher rate of interest in the event of default may amount to a penalty and as such may be unenforceable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.

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I am admitted to practice only in the Commonwealth of The Bahamas and express no opinion herein as to matters governed by any laws other than the laws of Commonwealth of The Bahamas.  The opinion is rendered to you solely for your benefit in connection with the transactions referred to above and may not be relied upon by any other person, firm or corporation without my prior written consent.

Very truly yours,

/s/ Giselle M. Pyfrom
Giselle M. Pyfrom
Assistant Secretary

SCHEDULE I

BAHAMIAN GUARANTORS

Subsidiary	Jurisdiction of Organization
Kerzner International Bahamas Limited	Commonwealth of The Bahamas
Paradise Acquisitions Limited	Commonwealth of The Bahamas
Paradise Island Limited	Commonwealth of The Bahamas
Paradise Enterprises Limited	Commonwealth of The Bahamas
Island Hotel Company Limited	Commonwealth of The Bahamas
Paradise Beach Inn Limited	Commonwealth of The Bahamas
Kerzner International Timeshare Limited	Commonwealth of The Bahamas
Paradise Island Futures Limited	Commonwealth of The Bahamas
Kerzner Investments Palmilla, Inc.	Commonwealth of the Bahamas
Kerzner International Development Limited	Commonwealth of The Bahamas
Paradise Security Services Limited	Commonwealth of The Bahamas
Kerzner International Development (Timeshare) Limited	Commonwealth of The Bahamas
Kerzner International Marine Projects Limited	Commonwealth of The Bahamas
Kerzner UK Leisure Property Holdings Limited	Commonwealth of The Bahamas
Kerzner UK Leisure Operations Holdings Limited	Commonwealth of The Bahamas
Kerzner Investments Morocco Limited	Commonwealth of The Bahamas
Kerzner International Morocco Holdings Limited	Commonwealth of The Bahamas
Kerzner International Management (Morocco) Limited	Commonwealth of The Bahamas
Kerzner International Development (Morocco) Limited	Commonwealth of The Bahamas
Paradise Marina Condominium Investments Limited	Commonwealth of The Bahamas
Hurricane Hole Marina Investments Limited	Commonwealth of The Bahamas
Hurricane Hole Properties Limited	Commonwealth of The Bahamas